Exhibit 99.1

IMMEDIATE RELEASE

Investor Relations:

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Announces First Quarter 2011 Results

Denver, Colorado – (Business Wire) – April 20, 2011 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2011.

Highlights for the first quarter of 2011 as compared to the first quarter of 2010 include:

•	Revenue increased 24.3% to $509.4 million

•	Comparable restaurant sales increased 12.4%

•	Restaurant level operating margin was 25.2%, a decrease of 90 basis points

•	Net income was $46.4 million, an increase of 22.6%

•	Diluted earnings per share was $1.46, an increase of 22.7%

“We are pleased to have begun 2011 with a strong quarter, and that we continue to drive great results while remaining true to our vision to change the way people think about and eat fast food. By focusing on finding the best ingredients we can get, preparing food using classic cooking techniques, and developing a people culture that is as unique as our food culture, we are building a very different kind of restaurant company and producing great results for our shareholders,” said Steve Ells, founder, chairman and co-CEO of Chipotle.

First quarter 2011 results

Revenue for the quarter was $509.4 million, up 24.3% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 12.4% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic in the quarter.

During the quarter Chipotle opened 12 new restaurants, including one relocation, bringing the total restaurant count to 1,095.

Restaurant level operating margin was 25.2% in the quarter, a decrease of 90 basis points over the prior year period. The decrease was primarily driven by increased food costs and increased promotional spend, partially offset by the positive impact of comparable restaurant sales growth.

G&A costs were 6.3% of revenue, down 10 basis points from the prior year period. The decrease as a percent of revenue was driven by the impact of comparable restaurant sales growth, partially offset by an increase in stock-based compensation.

Net income for the first quarter of 2011 was $46.4 million, or $1.46 per diluted share, compared to $37.8 million, or $1.19 per diluted share, in the first quarter of 2010.

“The strength of our people culture continues to be one of the greatest drivers of our business. With 200 Restaurateurs, and more who have come through the ranks of Restaurateur and gone on to regional leadership positions, more than half of our restaurants are now directly overseen by someone from our Restaurateur program. These extraordinary managers are raising the bar in terms of our restaurant operations, building greater efficiencies, and providing us with the future leaders we will need to help ensure our continued success,” said Monty Moran, co-CEO of Chipotle.

Outlook

For the full year 2011, management expects the following:

•	135-145 new restaurant openings

•	Mid single digit comparable restaurant sales growth

•	An effective tax rate of approximately 38.3%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13 th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss first quarter 2011 financial results today at 4:30 PM Eastern Time. The conference call can be accessed live over the phone by dialing 1-888-364-3109 or 1-719-785-9449 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers. The password is 3916362. The replay will be available until April 27, 2011. The call will be webcast live from the Company’s website at chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that where possible are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. A similarly focused people culture, with an emphasis on identifying and empowering top performing employees, enables us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and currently operates nearly 1,100 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases and effective tax rate in 2011, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; changes in consumer preferences, general economic conditions or consumer discretionary spending; the effect of competition in the restaurant industry; risks related to the ongoing development of our marketing strategy; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; security risks associated with the acceptance of electronic payment cards; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at chipotle.com.

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2011	2010
Revenue	$509,384	100.0%	$409,686	100.0%

Restaurant operating costs:
Food, beverage and packaging	162,908	32.0	123,908	30.2
Labor	125,288	24.6	104,017	25.4
Occupancy	35,315	6.9	31,088	7.6
Other operating costs	57,385	11.3	43,678	10.7
General and administrative expenses	32,216	6.3	26,194	6.4
Depreciation and amortization	18,494	3.6	16,734	4.1
Pre-opening costs	1,296	0.3	1,502	0.4
Loss on disposal of assets	1,661	0.3	1,269	0.3

Total operating expenses	434,563	85.3	348,390	85.0

Income from operations	74,821	14.7	61,296	15.0

Interest and other income	475	0.1	275	0.1
Interest and other expense	(188)	0.0	(79)	0.0

Income before income taxes	75,108	14.7	61,492	15.0
Provision for income taxes	(28,726)	(5.6)	(23,645)	(5.8)

Net income	$46,382	9.1%	$37,847	9.2%

Earnings per share:
Basic	$1.49		$1.20

Diluted	$1.46		$1.19

Weighted average common shares outstanding:
Basic	31,082		31,483

Diluted	31,717		31,814

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$282,939	$224,838
Accounts receivable, net of allowance for doubtful accounts of $68 and $102 as of March 31, 2011 and December 31, 2010, respectively	7,623	5,658
Inventory	8,738	7,098
Current deferred tax asset	4,697	4,317
Prepaid expenses and other current assets	20,318	16,016
Income tax receivable	7,845	23,528
Investments	45,000	124,766

Total current assets	377,160	406,221

Leasehold improvements, property and equipment	683,392	676,881
Long-term investments	59,456	—
Other assets	16,108	16,564
Goodwill	21,939	21,939

Total assets	$1,158,055	$1,121,605

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$35,929	$33,705
Accrued payroll and benefits	31,148	50,336
Accrued liabilities	32,143	38,892
Current portion of deemed landlord financing	124	121

Total current liabilities	99,344	123,054

Deferred rent	127,387	123,667
Deemed landlord financing	3,629	3,661
Deferred income tax liability	53,608	50,525
Other liabilities	11,341	9,825

Total liabilities	295,309	310,732

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value, 230,000 shares authorized, 34,060 and 33,959 shares issued as of March 31, 2011 and December 31, 2010, respectively	341	340
Additional paid-in capital	612,726	594,331
Treasury stock, at cost, 2,943 and 2,885 shares at March 31, 2011 and December 31, 2010, respectively	(254,441)	(240,918)
Accumulated other comprehensive income	1,224	606
Retained earnings	502,896	456,514

Total shareholders’ equity	862,746	810,873

Total liabilities and shareholders’ equity	$1,158,055	$1,121,605

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three months ended March 31,
	2011	2010
	(unaudited)
Operating activities
Net income	$46,382	$37,847
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,494	16,734
Deferred income tax (benefit)/provision	2,703	(3,271)
Loss on disposal of assets	1,661	1,269
Bad debt allowance	3	(136)
Stock-based compensation	8,923	4,687
Excess tax benefit on stock-based compensation	(8,700)	(2,301)
Other	115	(159)
Changes in operating assets and liabilities:
Accounts receivable	(1,968)	1,385
Inventory	(1,639)	(700)
Prepaid expenses and other current assets	(4,297)	(1,317)
Other assets	456	(513)
Accounts payable	2,501	1,700
Accrued liabilities	(25,941)	(19,658)
Income tax receivable	24,383	19,162
Deferred rent	3,713	3,624
Other long-term liabilities	1,516	1,514

Net cash provided by operating activities	68,305	59,867

Investing activities
Purchases of leasehold improvements, property and equipment, net	(26,438)	(19,703)
Purchases of investments	(59,452)	(55,000)
Maturities of investments	79,766	—

Net cash used in investing activities	(6,124)	(74,703)

Financing activities
Acquisition of treasury stock	(13,523)	(17,798)
Proceeds from option exercises	372	3,791
Excess tax benefit on stock-based compensation	8,700	2,301
Payments on deemed landlord financing	(29)	(22)

Net cash used in financing activities	(4,480)	(11,728)

Effect of exchange rate changes on cash and cash equivalents	400	—
Net change in cash and cash equivalents	58,101	(26,564)
Cash and cash equivalents at beginning of period	224,838	219,566

Cash and cash equivalents at end of period	$282,939	$193,002

Supplemental disclosures of cash flow information
Decrease in purchases of leasehold improvements, property and equipment accrued in accounts payable	($286)	($791)

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Mar. 31, 2011	Dec. 31, 2010	Sept.30, 2010	June 30, 2010	Mar.31, 2010
Number of restaurants opened	12	62	22	25	20
Restaurant relocations	(1)	(1)	—	—	—
Number of restaurants at end of period	1,095	1,084	1,023	1,001	976
Average restaurant sales	$1,885	$1,840	$1,806	$1,763	$1,736
Comparable restaurant sales increases	12.4%	12.6%	11.4%	8.7%	4.3%